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                                                                  Exhibit 21


                            LIST OF SUBSIDIARIES


ETHEX Corporation, a Missouri corporation

Ther-Rx Corporation, a Missouri corporation

Particle Dynamics, Inc., a New York corporation

DrugTech Corporation, a Delaware corporation